FIRST AMENDMENT TO PURCHASE agreement

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of February __, 2022 (the “Effective Date”) by and between Communications Systems, Inc., a Minnesota corporation (“Seller”) and Buhl Investors, LLC, a Minnesota limited liability company, or its assigns (“Buyer”).

RECITALS

WHEREAS, Seller and Buyer entered into a Purchase Agreement dated November 18, 2021, (the “Purchase Agreement”) wherein Seller agreed to sell to Buyer, and Buyer agreed to buy from Seller, that certain real property located at 10900 Red Circle Drive, located in the city of Minnetonka, Hennepin County, Minnesota, and as more particularly described in the Purchase Agreement; and

WHEREAS, Buyer and Seller now desire to amend the Purchase Agreement in the manner set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.                   Recitals; Defined Terms. The foregoing recitals are true and correct and are incorporated herein by reference. All capitalized terms in this Amendment shall have the same meaning as set forth in the Purchase Agreement, except as otherwise noted herein.

2.                   Extension of the Contingency Termination Date. The Contingency Termination Date pursuant to the Purchase Agreement is scheduled for 5:00 pm CST on February 16, 2022. The parties hereby acknowledge and agree that the Contingency Termination Date is hereby amended to instead be scheduled for 5:00 pm CST on April 11, 2022.

3.                   Closing Date. The original Closing Date pursuant to the Purchase Agreement was set to occur fifteen (15) days following the Contingency Termination Date. The parties herby acknowledge and agree that the Closing Date is hereby extended to be on or before April 26, 2022.

4.                   Access Option Easement Agreement. Seller is a party to that certain Access Option Agreement dated July 26, 2021 by and between Shady Oak Apartments, LLC (“Shady Oaks”), as grantor, and Seller, as grantee, recorded with the Office of the Hennepin County Recorder on August 6, 2021 as Document Number (A)10993013 and (T)5858631 (the “Option Easement”). Within five (5) days of the Effective Date, Seller shall inform Shady Oaks that it is exercising the access option easement pursuant to the Option Easement. In connection with Seller’s exercise of such option, Seller and Buyer shall cooperate in the submission of the easement Plans (as such term is defined under the Option Easement) to Shady Oaks for review, with such Plans to be prepared by Buyer.

5.                   Conflict Provision. This Amendment is intended to supplement and amend the provisions of the Purchase Agreement. To the extent that any of the provisions contained herein are inconsistent with the provisions of the Purchase Agreement, the provisions of this Amendment shall control. Except as specifically modified herein, the Purchase Agreement shall remain unchanged and in full force and effect.

6.                   Counterpart Execution. This Amendment may be executed via electronic or facsimile transmission, or via email and in one or more counterparts which, taken together, shall constitute one and the same amendment.

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IN WITNESS WHEREOF, this Amendment has been executed and delivered by Seller and Buyer and shall be deemed to be effective as of the date set forth above.

SELLER:

COMMUNICATIONS SYSTEMS, INC.
a Minnesota corporation

By:
Name: Mark Fandrich
Its: Chief Financial Officer

BUYER:

BUHL INVESTORS, LLC,
a Minnesota limited liability company

By:
Name: Peter Deanovic
Its: Chief Executive Officer

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